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                                                                     Exhibit 99.

                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE
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                PICO HOLDINGS, INC. AND GLOBAL EQUITY CORPORATION
                               JOINT PRESS RELEASE
                               -------------------


         (LA JOLLA, CALIFORNIA - TORONTO, CANADA)--SEPTEMBER 22, 1998--PICO Holdings, Inc. ("PICO") and Global Equity Corporation ("GEC") announced today that they filed on September 18 with the Securities and Exchange Commission their Joint Proxy Statement in connection with their proposed business combination. The two companies signed a combination agreement on September 18 for PICO to acquire the approximate 48 % of GEC not currently owned by PICO, at which point GEC will become a wholly-owned subsidiary of PICO.

         At present, PICO owns approximately 52% of GEC's issued and outstanding shares. Under the terms of the transaction, GEC will become a wholly-owned subsidiary of PICO by means of a share exchange; each GEC share will be exchanged for .4628 of a PICO Share. PICO currently anticipates that the PICO shares which may be issued pursuant to the transaction will be issued pursuant to an exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended. Accordingly, if the exemption is permitted by the SEC, the shares issued to GEC's minority shareholders pursuant to the transaction may be traded without restrictions under U.S. securities law, but will not be registered under the Act.

         The independent committee of GEC's board of directors has received an opinion from its financial advisor, First Marathon Securities Limited, that the transaction is fair, from a financial point of view, to the minority shareholders of GEC, and the independent committee has recommended that the GEC board of directors recommend acceptance of the transaction to GEC's minority shareholders.

         Approval of both companies' shareholders, as well as Canadian court approval, is needed to complete the transaction. Upon completion of the SEC's review of the Joint Proxy Statement, which is expected to take 45 days or more, shareholders meetings for both companies will be scheduled. This press release is not a solicitation of proxies. Proxies will be solicited by the companies pursuant to the Joint Proxy Statement after all regulatory reviews have been completed.

         PICO Holdings, Inc. is an insurance and investment holding company with offices in La Jolla, California. Its stock trades on Nasdaq-National Market under the symbol "PICO". Global Equity Corporation is a strategic international investment and operating company with offices in Toronto, Ontario and La Jolla. Its stock trades on the Toronto Stock Exchange and The Montreal Exchange under the symbol "GEQ".
                                      # # #

For further information contact:

    GLOBAL EQUITY CORPORATION:  MAX WEBB            (619) 551-6835 (EXT. 216)

    PICO HOLDINGS, INC.:        RICHARD H. SHARPE  (619) 456-6022 (EXT. 201)
                                JAMES F. MOSIER    (619) 456-6022 (EXT. 202)

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